EXHIBIT 23.05

Consent of Sterne, Agee & Leach, Inc.

We hereby consent to the inclusion as Appendix C to the Joint Proxy Statement/Prospectus constituting part of the Registration Statement on Form S-4 of Bank of the Carolinas Corporation of our letter to the Board of Directors of Randolph Bank & Trust Company and to the references made to such letter and to the firm in such Joint Proxy Statement/Prospectus. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/    Sterne, Agee & Leach, Inc.

STERNE, AGEE & LEACH, INC.

Birmingham, Alabama

June 28, 2007